Westbury Bancorp, Inc. Announces Results for the Quarter Ended December 31, 2013

West Bend, WI, February 10, 2014 (PR Newswire)-Westbury Bancorp, Inc. (NASDAQ: WBB), the holding company (the "Company") for Westbury Bank (the "Bank"), today announced earnings of $68,000, for the first quarter ended December 31, 2013, compared to net income of $841,000 for the quarter ended December 31, 2012 and $217,000 for the quarter ended September 30, 2013.
Commenting on the earnings announcement, Ray Lipman, Chairman, President and CEO of the Company said, “While our earnings for the quarter were not strong, we are focused on both improving earnings and enhancing our customers' experience. We believe that our investments in improved asset quality, top quality new banking talent and technology have positioned us for a successful future."

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We were notified in January 2014 by the OCC that our Formal Agreement with the OCC was terminated effective December 24, 2013. The termination of this agreement occurred only fourteen months after it was first implemented.

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Over the past few years, we have been focused on restructuring the balance sheet by reducing classified asset levels and less desirable loans. As a result, our aggregate outstanding loan balances declined until the most recent quarter. However, with new credit standards and experienced new commercial lenders, we are now positioned for prudent loan growth. As a result, our loan portfolio increased by $3.6 million, or 1.1%, during the quarter.

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We recently filled the executive management position of Chief Operating Officer by promoting Greg Remus, our Senior Vice President of Lending, to the position. In his expanded role, Greg will be responsible for improving our overall financial performance in consultation with the CEO, while allowing the CEO to focus on long term strategic matters, capital management strategies and improving long term shareholder value.

•	We continue to add new experienced commercial and retail banking managers that we believe will help position the Bank for improved overall efficiency and earnings.

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We recently announced the decision to close two of our branch offices in May 2014 which we believe will reduce operating expenses going forward. In our view, closing these branches is prudent given the evolution of retail banking in our market. Over 74% of our checking account customers use online banking. We believe our customers' receptivity, willingness and desire to use technology will allow us to lower our overall cost of providing service while capitalizing on new product sales to meet our customers' changing needs.

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We continue to focus on the realignment of our branch footprint, infrastructure and culture to improve overall efficiency, as we address increased regulatory compliance costs and market pricing pressures.

Asset Quality
We have been focused on the reduction of our problem assets and monitoring our risk appetite in commercial lending for the past several years. The effort has resulted in substantial improvement in the levels of non-performing assets (NPAs):

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At December 31, 2013, NPAs decreased to $6.2 million, or 1.15% of total assets and 6.81% of total capital, from $10.4 million, or 1.92% of total assets and 11.52% of total capital, at September 30, 2013.

•	Performing troubled debt restructurings (TDRs) were $3.8 million at December 31, 2013 compared to $3.2 million at September 30, 2013.

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Combined NPAs and performing TDRs were $10.0 million, or 1.87% of total assets and 11.05% of total capital at December 31, 2013 compared to $13.6 million, or 2.50% of total assets and 15.01% of total capital at September 30, 2013.

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Total classified assets decreased to $10.9 million, or 2.04% of total assets and 12.02% of total capital, at December 31, 2013, compared to $11.6 million, or 2.13% of total assets and 12.80% of total capital, at September 30, 2013.

Income Statement
Net Interest Income and Margin Net interest income decreased $308,000, or 7.0%, to $4.1 million for the quarter ended December 31, 2013 from $4.4 million for the quarter ended December 31, 2012 and was unchanged from $4.1 million for the quarter ended September 30, 2013.  Average interest-earning assets were $470.3 million for the quarter ended December 31, 2013, compared to $464.5 million for the quarter ended September 30, 2013 and $444.8 million for the quarter ended December 31, 2012. Average deposits and interest-bearing liabilities were $447.1 million for the quarter ended December 31, 2013, compared to $447.3 million for the quarter ended September 30, 2013 and $475.0 million for the quarter ended December 31, 2012.  Our net interest margin decreased to 3.49% for the quarter ended December 31, 2013 from 3.97% for the quarter ended December 31, 2012.  The decrease in our net interest margin reflects the effects of downward pressure on loan pricing caused by the prolonged low interest rate environment and its adverse impact on our ability to further reduce rates on transaction accounts.  The change in asset mix with growth in the investment portfolio also negatively impacted the margin as investment securities generally do not carry yields as high as loan products.
Non-Interest Income   Non-interest income stabilized at $1.8 million for the quarter ended December 31, 2013, compared to $1.8 million for the quarter ended September 30, 2013. Year over year non-interest income declined from $3.0 million for the quarter ended December 31, 2012.  The decline from December 31, 2012 was primarily related to a reduction in gains on sales of loans (as market rate increases adversely affected the volume of new originations) and securities totaling $1.1 million (as the company had completed its balance sheet restructuring preceding its conversion to stock form), reduced commissions on insurance and securities sales related to the restructuring of that business, and reduced loan fees.  These decreases were partially offset by an improvement in mortgage servicing fee income of $375,000 for the quarter ended December 31, 2013 compared to the quarter ended December 31, 2012.

Non-Interest Expense Non-interest expense was $5.6 million for the quarter ended December 31, 2013, compared to $5.5 million for the quarter ended September 30, 2013 and $5.8 million for the quarter ended December 31, 2012. A combination of partially offsetting compensation changes and a reduction in FDIC premiums resulted in the modest decline in non-interest expense.
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Balance Sheet
Assets and Loans Total assets decreased by $7.7 million, or 1.4%, to $535.6 million at December 31, 2013, from $543.3 million at September 30, 2013.  The decrease was primarily the result of decreases in cash and cash equivalents of $14.1 million , offset by increases in securities available for sale of $3.2 million and net loans of $3.6 million.
Net loans increased by $3.6 million, or 1.1%, to $346.4 million at December 31, 2013 from $342.8 million at September 30, 2013, an annualized increase of 4.4%.  Single family loans increased $1.1 million, multifamily loans increased by $2.5 million, and commercial real estate loans increased $2.7 million, during the three months ended December 31, 2013, while home equity lines of credit decreased by $1.5 million, commercial business loans decreased by $1.0 million, and construction and land development loans decreased by $615,000.
The net increase in our combined multifamily and commercial loan portfolio reflects our continuing efforts to restructure and grow that portfolio by building commercial relationships. According to Mr. Lipman, “A primary and continuing focus has been the repositioning of our balance sheet by disposing of less attractive and non-performing assets, thereby enabling our staff of commercial lenders to concentrate on the growth of our multifamily and commercial loan portfolio.”
Residential mortgage interest rates have increased, reducing demand for refinancing. As a result, prepayments of existing balances have slowed and a larger portion of our originations are adjustable rate mortgages or fixed rate mortgages with terms of 10 years or less which are held in our portfolio. This resulted in the growth in single family loans during the quarter.

Deposits Deposits decreased $2.4 million, or 0.5%, to $438.6 million at December 31, 2013, from $441.0 million at September 30, 2013.  Our core deposits, which we consider to be our non-interest bearing and interest bearing checking accounts, passbook and statement savings accounts, and variable rate money market accounts increased $2.0 million, or 0.6%, to $353.2 million at December 31, 2013, from $351.3 million at September 30, 2013.  Certificates of deposit decreased $4.3 million, or 4.8%, to $85.4 million at December 31, 2013, from $89.7 million at September 30, 2013.   The decrease in certificates of deposit is attributed primarily to customers’ decisions not to renew certificates in the current prolonged low interest rate environment.

About Westbury Bancorp, Inc.
Westbury Bancorp, Inc. became the holding company for Westbury Bank as a result of the completion on April 9, 2013 of the Bank’s conversion from mutual to stock form and the related stock offering. In the offering the Company sold 5,090,000 shares of common stock at a price of $10.00 per share for gross offering proceeds of $50,900,000. The Company's common shares began trading on the NASDAQ Global Market on April 10, 2013 under the symbol “WBB”.

Westbury Bank is an independent community bank with over $500 million in assets. It is the largest bank and only publicly traded bank headquartered in Washington County. Westbury Bank serves communities in Washington, Waukesha and Milwaukee Counties through its 12 full service offices providing deposit and loan services to individuals, professionals and businesses throughout its markets.

Forward-Looking Information
Information contained in this press release, other than historical information, may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.
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WEBSITE: www.westburybankwi.com
Contact:    Ray Lipman-Chairman, President and CEO
Kirk Emerich-Senior Vice President and CFO
262-334-5563

	At or For the Three Months Ended:
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Selected Financial Condition Data:
Total assets	$535,588	$543,282	$550,519	$584,241
Loans receivable, net	346,411	342,780	338,515	354,101
Allowance for loan losses	3,743	4,266	4,563	5,380
Securities available for sale	108,915	105,705	97,120	66,986
Total liabilities	444,886	452,680	460,029	536,655
Deposits	438,625	440,978	448,171	457,140
Stockholders' equity	90,702	90,602	90,490	47,586

Asset Quality Ratios:
Non-performing assets to total assets	1.15%	1.92%	1.72%	2.19%
Non-performing loans to total loans	1.41%	2.52%	2.26%	3.00%
Total classified assets to total assets	2.04%	2.13%	2.75%	3.69%
Allowance for loan losses to non-performing loans	75.56%	48.79%	58.83%	49.87%
Allowance for loan losses to total loans	1.07%	1.24%	1.33%	1.50%
Net charge-offs to average loans (annualized)	0.79%	0.44%	1.11%	1.52%

Capital Ratios:
Average equity to average assets	16.62%	16.54%	15.64%	8.90%
Equity to total assets at end of period	16.94%	16.68%	16.44%	8.14%
Total capital to risk-weighted assets (Bank only)	18.98%	18.85%	18.64%	12.17%
Tier 1 capital to risk-weighted assets (Bank only)	17.91%	17.64%	17.39%	10.91%
Tier 1 capital to average assets (Bank only)	12.23%	12.01%	11.76%	7.36%

	Three Months Ended
	December 31, 2013	December 31, 2012
Selected Operating Data:
Interest and dividend income	$4,526	$5,036
Interest expense	424	626
Net interest income	4,102	4,410
Provision for loan losses	150	330
Net interest income after provision for loan losses	3,952	4,080
Service fees on deposit accounts	1,065	1,169
Gain on sale of loans, net	47	952
Insurance and securities sales commissions	95	223
Gain (loss) on sale of branches and other assets	—	(22)
Rental income from real estate operations	160	167
Other non-interest income	391	510
Total non-interest income	1,758	2,999
Non-interest expense	5,644	5,814
Income before income taxes	66	1,265
Income tax expense (benefit)	(2)	424
Net income	$68	$841

	At or For the Three Months Ended
	December 31, 2013	December 31, 2012
Selected Financial Performance Ratios:
Return on average assets	0.05%	0.64%
Return on average equity	0.30%	7.14%
Interest rate spread	3.47%	4.00%
Net interest margin	3.49%	3.97%
Non-interest expense to average total assets	4.12%	4.42%
Average interest-earning assets to average interest-bearing liabilities	105.19%	93.64%

Per Share Data:
Net income per common share	$0.01	N/A
Average shares outstanding	4,749,422	N/A
Book value per share	$19.10	N/A